Exhibit 99.1

February 1, 2018

Dear Shareholder:

Enclosed (unless you have direct deposit) is your February 1, 2018, dividend for Civista Bancshares, Inc.

Based upon our preliminary determination, we are very pleased to report the earnings for 2017 were $14,657,000 or $1.29 diluted per share earnings available to common shareholders. This compares to 2016 earnings of $15,716,000 or $1.57 diluted per share earnings available to common shareholders. Keep in mind that in 2016 we had an after tax recovery of loss reserve and interest of approximately $1,465,000 from a loan charged down during the recession and in 2017 we had an additional 1,610,000 common shares outstanding as a result of the common offering. Both items makes an apples to apples comparison interesting, but again, we are pleased with the performance and solid loan growth.

Net loans ended the year at $1,151,527,000 compared to $1,042,201,000 for year-end 2016. This was an increase of 10.5%. In addition to that net growth in booked loans, we sold $76,564,000 in residential real estate mortgages. Our deposits increased to $1,204,923,000 at year end, up 7.5% from $1,121,103,000 from year end 2016. Our noninterest bearing deposits increased 4.7% to a total of $361,964,000. We continue to focus on noninterest bearing deposits.

Looking at our earnings components, net interest income (again, the money we earn by collecting deposits and putting them to work in loans and investments) was $54,502,000. This was up $4,243,000 or 8.4% from year end 2016. This increase is a result of our continued efforts in loan growth and additional investment in seasoned skilled lenders who can bring business, both loan and deposit, to the bank. This was also accomplished without relaxing our lending standards.

There was no provision for loan losses in 2017. We perform extensive analysis, reviewed by both our accountants and regulators, to determine the adequacy of the reserve. The analysis leads us to believe we are adequately reserved and hence no provision. For 2016 we had a negative provision of $1,300,000 as a result of the aforementioned recovery.

Our noninterest income for the year was $16,334,000. This was up $202,000 from 2016. The largest contributor to noninterest income is service charges which, at $4,777,000, was fairly flat compared to 2016. People are tending to keep more money in their account and are avoiding service charges and overdrafts. However, more dollars in deposits are more dollars for the bank to put to work in loans.

The fourth component of net income is noninterest expenses, which were $48,604,000 compared to $43,855,000 for 2016. This is an increase of over $4,749,000 and rests primarily in salaries and benefits. Salaries increased $2,583,000, which includes annual increases, merit increases, commissions, incentives and new hires. Among the new hires were direct and support lending staff, which contributed to the growth in net interest income. Benefits increased $1,346,000, with the increase tied to health care and legacy pension expense.

You will be receiving your annual report and proxy by mid-March. In it we will provide you more detail and narrative on the 2017 performance. As always, I would also encourage you to read the material and vote your shares. Your votes and comments are important. We do look at this.

The annual shareholders meeting will be April 17, 2018 at 10:00 A.M. at the Firelands Campus of BGSU in Huron, Ohio. We hope to see you there.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller Chairman	Dennis G. Shaffer CEO & President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.